Exhibit 10.1

OPTION AGREEMENT

Dated as of December 16, 2013 (the “Effective Date”)

Proprietary and Confidential

In consideration of and in reliance upon the covenants, promises and obligations of each party set forth herein, the parties hereby agree to be bound by this option agreement (the “Option Agreement”).  By receiving this Option Agreement and any other information related to the contemplated Transaction (defined below), you agree to keep this information confidential and you shall not disclose the information to any third party, except as set forth herein, without the written consent of SFXE Netherlands Holdings B.V., and you agree that you will safeguard the information with the same degree of care that you safeguard your own confidential information, but in any event with no less than reasonable care.  You will not use the information in any manner (other than for purposes of evaluating whether to enter into the Transaction) without the prior written consent of SFXE Netherlands Holdings B.V.

Terms and Conditions

THE TRANSACTION:

By signing this Option Agreement, Amazing Holding BV (“Amazing”) hereby grants to SFXE Netherlands Holdings B.V. and/or one or more of its designated affiliates (collectively, “ID&T”) (as the case may be, the “Buyer”, and together with Amazing, the “Parties”) an exclusive option (the “Option”) to acquire ten thousand (10,000) shares (the “Shares”) of B2S Holding BV (“B2S”), in accordance with the terms hereof.  Amazing represents that the Shares are as of the Effective Date, and will be as of the Closing Date (as defined below), all of the equity interests (including rights to purchase equity interests) in B2S outstanding and not issued to ID&T or its affiliates. Upon the transferring of the Initial Purchase Price to Amazing in accordance with the terms hereof, Amazing shall deliver the Shares to the Buyer.

The transactions contemplated by this Option Agreement are herein referred to as the “Transaction.”

For avoidance of doubt, the Transaction does not include the transfer by Amazing of any interests it or any of its affiliates have in B2S Real Estate, the Platinum Agency or any of the assets listed on Exhibit A hereto.   Further, the Parties acknowledge that Amazing is currently in discussions regarding certain transactions described on Exhibit B hereto, provided that no such transactions will be consummated prior to the Closing Date without ID&T’s prior written consent.

WARRANT CONSIDERATION:	In consideration for Amazing’s agreement to enter into this Option Agreement and to grant ID&T the rights set forth herein, ID&T hereby agrees that SFX Entertainment, Inc. (“SFX”) shall issue to Jan Lok (as the majority equityholder of Amazing) or Mr. Lok’s designees warrants exercisable for the purchase of an aggregate of one hundred thousand (100,000) shares of the common stock of SFX at an exercise price of US $10 per share (the “Warrants”).  The Warrants shall be fully vested upon and shall become exercisable upon the consummation of the Transaction and, thereafter, shall have a term of 5 years.  If the Transaction is not consummated, the Warrants shall expire and shall not be exercisable.

PURCHASE PRICE:

“Initial Purchase Price” shall mean Eighteen Million Three Hundred Thousand US Dollars (US $ 18.300.000), as adjusted as set forth below, payable at the Closing.  The Initial Purchase Price shall be paid as following: (i) Fourteen Million Three Hundred Thousand US Dollars (US $14.300.000) shall be paid in cash and (ii) Four Hundred Thousand (400,000) shares of the common stock of SFX (without regard to the market price of such shares).

•                  Prior to the Closing, B2S may distribute out to its shareholders the lesser of (x) the amount of cash on hand on such date and (y) the amount of its retained earnings at December 31, 2013.

STRUCTURE:	The Parties shall seek to structure the Transaction so as to optimize the tax treatment of all Parties.

EMPLOYMENT TERMS

On the Closing Date, Jan Lok or his personal holding company shall enter into an employment agreement or management agreement, as applicable, with ID&T, providing for him to serve as an employee of ID&T and to provide services to SFX and ID&T as further agreed (as well as providing that Mr. Lok may remain a Managing Director of B2S Holdings B.V.), on terms and conditions including  (and, in each case, consistent with the terms agreed to with the senior managers of ID&T):

1.              Term of no less than five (5) years and thereafter for an indefinite period in accordance with Dutch law.

2.              Salary or consulting fee of no less than Euro 210,000 per annum, subject to an annual increase of 3% per annum.

3.              Severance in the event of termination without cause for the longer of (x) the remaining term of the agreement, or (y) one year following such termination.

4.              Benefits on the same basis provided to Wouter and Wildrik.

5.              All other terms and conditions shall be agreed upon between ID&T and Mr. Lok

6.              The employee will be subject to a non-compete that will survive the term of employment for one year (or 6 months in the event of a termination without cause).

7.              Agreement that Mr. Lok may live four months of the year

from Ibiza.

8.              SFX and ID&T shall be named third party beneficiaries of the employment agreement.

On or prior to the Closing Date, the key employees of B2S set forth on Exhibit C shall enter into employment agreements with ID&T having the terms set forth on Exhibit C which shall include, without limitation, severance in the event of termination without cause for the longer of (x) the remaining term of the agreement or (y) one year following such termination.  For the avoidance of doubt, to the extent that Mr. Lok’s personal holding company enters into a management agreement, Mr. Lok will be personally bound under the terms of the confidentiality, creation and ownership of intellectual property, non-competition and non-solicitation provisions.

FINANCIAL STATEMENTS:

Amazing will cause B2S to take all reasonable steps necessary pre-Closing Date for the preparation by March 1, 2014 of full year 2013 audited financial statements, including timely reporting of results and closing of financial books and records for the fourth quarter of 2013, and further including pre-closing cooperation with auditors at the direction of ID&T.  Such 2013 financial statements shall be prepared on a basis consistent with United States generally accepted accounting principles, and such financial statements shall be audited, by an auditor designated by ID&T (the “2013 Financial Statements”).  Mr. Lok and Amazing will cooperate post-Closing Date with the preparation of the 2013 Financial Statements by ID&T and B2S.  The 2013 Financial Statements shall comply with the applicable requirements of the United States Securities and Exchange Commission.

EXERCISE:

ID&T may elect to provide notice to Amazing that it will exercise the Option at any time during the period commencing on the date of this Option Agreement and ending on December 23, 2013.

If ID&T provides written notice to Amazing that it intends to exercise the Option (an “Exercise Notice”), the closing of the sale of the Shares shall take place on the date specified by ID&T which date shall be no later than February 17, 2014 (the “Exercise Period”) (such date, the “Closing Date”).  On the Closing Date, Amazing shall deliver the Shares to ID&T or its assignee free and clear of all liens and ID&T or its designee shall pay to Amazing the Initial Purchase Price.  Amazing shall be responsible for the delivery of the Shares to ID&T in accordance with Dutch law (which for avoidance of doubt shall be made by Amazing pursuant to a deed of assignment of shares certified by a Dutch notary).

If either (a) the Exercise Notice has not been delivered by ID&T to Amazing prior to the expiration of the Exercise Period or (b) ID&T provides Amazing with written notice that it does not intend to exercise the Option, this Option Agreement shall terminate and be of no further force or effect; provided, however, that the provisions hereof regarding “Confidentiality”, “Expenses”, and “Governing Law” shall survive any such termination.

DUE DILIGENCE:

ID&T and its representatives are entitled to conduct a business, financial, legal, tax, and accounting due diligence investigation of B2S and its subsidiaries, as well as undertake other normal and customary due diligence procedures.  Amazing shall use its reasonable efforts to cause B2S, its subsidiaries and its representatives to, (a) make available to ID&T and its representatives all information relating to B2S and its subsidiaries and their business reasonably requested by ID&T or its representatives, and (b) otherwise reasonably cooperate with ID&T and its representatives in connection with the aforementioned due diligence investigation.   Amazing shall use its reasonable efforts to cause B2S and its subsidiaries to provide all necessary consents and instructions to cause its auditors, professional advisory firms and consultants to provide access to such information as ID&T may request from time to time, including through telephonic and in-person diligence sessions.

CERTAIN OBLIGATIONS:

Amazing shall notify ID&T upon the occurrence of material events with respect to B2S or any of its subsidiaries promptly upon becoming aware of such events.

The Parties shall use their respective reasonable efforts to ensure that the Transaction is approved under applicable anti-trust laws (or that such laws have been determined to be inapplicable to the Transaction).

The Parties shall cooperate to obtain all necessary consents to the Transaction from governmental entities and third parties.

DEFINITIVE DOCUMENTS:

Following the execution of this Option Agreement, ID&T and its legal counsel shall prepare the initial draft of the definitive documents with respect to the Transaction (the “Definitive Documents”). It is expected that Definitive Documents will be prepared no later than 30 days following the date of the execution of this Option Agreement. The Parties shall use their respective reasonable efforts to enter into the Definitive Documents on terms that are consistent with the terms hereof.  The Definitive Documents shall be governed by Dutch law and shall generally be consistent with the terms of the stock purchase agreement between SFX and IDT.

Prior to entering into the Definitive Documents, Amazing shall cause the operations of B2S and its subsidiaries to be conducted in accordance with past practices and this Option Agreement from and after the Effective Date.  Amazing shall not cause, and has not since

January 1, 2012 caused, B2S to (i) make any distribution to shareholders that is not pro rata in accordance with each shareholders’ percentage ownership; (ii) make any payments to any of its affiliates of to any of Amazing’s affiliates; or (iii) incur any debt.

The following provisions shall apply with respect to indemnification claims against Amazing for breaches of representations and warranties under the Definitive Documents:

•                  Cap on liability equal to 15% of the Initial Purchase Price for breaches of representations and warranties (including with respect to taxes and intellectual property); provided, that there shall be an additional 15% of the Initial Purchase Price added to such amount solely for breaches of representations and warranties with respect to taxes and intellectual property.

•                  Deductible of $100,000.

•                  Survival period of 18 months, except that the fundamental representations shall survive indefinitely.

•                  Amazing shall only be responsible for fifty percent (50%) of any indemnification claim to the extent arising out of a third party claim.

The cap and deductible shall not apply to breaches of fundamental representations or in the case of fraud.

Indemnification obligations of Amazing shall be satisfied, first, by the return of SFX shares conveyed to Amazing in connection with the transactions, at a price per share equal to the then-current fair market value of an SFX share; provided, however, that, at the election of Amazing, the indemnification obligation may be paid in cash.

SFX shall be an intended third-party beneficiary under this Option Agreement and the Definitive Documents.

REPRESENTATIONS, WARRANTIES AND COVENANTS:

Amazing shall make customary representations and warranties under the Definitive Documents as of the Closing Date, including representations and warranties with respect to B2S regarding organization, good standing, financial statements, no material changes, authority, authorization, enforceability, title to assets, ownership of SFX stock, and representations and warranties regarding the B2S business, generally consistent with Exhibit D.

Amazing shall, under the Definitive Documents, make further customary representations and warranties related to the 2013 Financial Statements, historical financial statements and the B2S business as of the Closing Date, and shall be required to comply with customary post-Closing Date covenants, each to be as agreed to by the Parties.

The Warrants, the shares of common stock issuable upon exercise thereof, and the shares of common stock payable as a portion of the Initial Purchase Price will be restricted securities under the U.S. securities laws and will contain customary legends (including restrictions on transfer) and SFX will receive customary private placement representations from Amazing, Mr. Lok and subsequent transferees.

ID&T shall make customary representations and warranties under the Definitive Documents as of the Closing Date, including with respect to the SFX shares to be issued in connection with the transactions.  Such representations and warranties shall generally be consistent with the representations and warranties provided by ID&T to SFX.

RIGHT OF FIRST REFUSAL

The Definitive Documents will include provisions which shall provide that if ID&T seeks to sell their entire interest in B2S to a non-affiliated acquirer headquartered in Benelux and/or Germany, Amazing shall have a right of first refusal with respect to such sale.  For the avoidance of doubt, if ID&T seeks to sell a portion (but not all) of their entire interest in B2S, the right of first refusal shall not apply to such sale.  The right of first refusal referenced herein shall terminate on the third anniversary of the Closing Date.

NON-COMPETITION AND NON-SOLICITATION:

The Definitive Documents will include non-competition and non-solicitation obligations of Amazing and its shareholders, to the extent such obligations are not otherwise addressed in employment agreements.  Existing key employees of B2S will be required to enter into non-solicitation agreements with respect to the operations and employees of B2S and the operations and employees of ID&T and SFX.

TRANSFERS OF SFX SHARES:

The following provisions will apply to the SFX Shares issued as part of the Initial Purchase Price:

•                                          Lock-up Period. Except with the prior approval of SFX (not to be unreasonably withheld) Amazing will not transfer any

SFX Shares (except to affiliates and family members) prior to the one-year anniversary of the Closing Date (such period, the “Lock-up Period”).

•                                          Registration. SFX shall use commercially reasonable efforts to register the SFX Shares for resale with the SEC, except to the extent that resale pursuant to Rule 144 would be available to Mr. Lok or Amazing.

ASSIGNMENT	ID&T shall have the right to assign any and all of its rights under this Option Agreement to any of its wholly-owned subsidiaries.

GOVERNING LAW:

To the extent not inconsistent with Federal Law, this Term Sheet will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof.  Any disputes hereunder or under the Definitive Documents shall be resolved pursuant to binding arbitration in New York, New York under the rules of the American Arbitration Association.  The prevailing Party shall be entitled to his or its reasonable attorney’s fees and costs.  Notwithstanding the foregoing, the Definitive Documents shall be governed by Dutch law, and the English language versions of the Definitive Documents shall be the governing versions.

TICKETING AGREEMENTS:

From the period commencing on the Effective Date until the first to occur of (i) the date that ID&T provides Amazing with written notice that it does not intend to exercise the Option, or (ii) the Closing Date, Amazing shall not enter into any new ticketing agreement regarding the B2S business without the prior written consent of ID&T, which consent may be withheld or delayed in its sole discretion.

CONFIDENTIALITY:

Both Parties agree to treat the terms and conditions set forth in this summary of terms and any information conveyed to the other Party in connection herewith as confidential and shall not disclose any of such confidential information to any third parties (other than the Party’s officers, directors, employees, advisors, lenders, or potential financing sources or merger targets of ID&T who may need to know for the purpose of moving the Transaction forward or as otherwise required to be in compliance with applicable law) and subject to their agreement to maintain confidentiality with respect thereto; provided, however that either Party shall be entitled to disclose the terms if required pursuant to law or to comply with regulatory requirements deemed reasonably necessary by the Party.  Each Party agrees that the timing and content of any other voluntary public disclosure of the Option Agreement shall not be made without the prior consent of each Party.

COSTS:	Each Party shall bear all of its own expenses (including expenses of legal counsel, investment bankers, accountants, and other advisers) incurred at any time in connection with this Option Agreement, or in pursuing or consummating the Definitive Documents and the Transactions; except that ID&T shall pay the cost of preparing the 2013 Financial Statements.

EXCLUSIVITY:

In order to induce ID&T to commit the resources and incur the legal, accounting and incidental expenses necessary to properly evaluate the Transaction, Amazing agrees that until the earlier of (a) the termination of this Option Agreement pursuant to the terms set forth under “EXERCISE”, or (b) the Closing Date (the “Exclusivity Period”), Amazing will not, and will not permit any of its directors, shareholders, affiliates, employees or other advisors or agents, to (i) solicit, initiate or encourage (including by way of furnishing confidential information concerning B2S or any of its subsidiaries to any party) the submission of inquiries, proposals or offers from any person, corporation or other entity (other than ID&T and its respective affiliates), relating to any acquisition or purchase of all or a significant portion of the assets or equity interests of B2S or any of its subsidiaries, or any merger, business combination or joint venture involving B2S or any of its subsidiaries (each, a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with, a possible Competing Transaction; and (iii) enter into (or commit to enter into) any agreement with respect to, or consummate, a Competing Transaction. Amazing agrees that it shall immediately cease any existing discussions or negotiations with any party (other than ID&T) that relate to, or may reasonably be expected to lead to, any Competing Transaction.  Amazing hereby agrees to inform ID&T in the event it receives any inquiries or offers for a Competing Transaction during the Exclusivity Period immediately upon receipt of such an inquiry or offer and provide the details of the inquiry or offer; provided, however, that in no event shall Amazing be required to provide the identity of the party involved.

COUNTERPARTS:

This Option Agreement can be executed in one or more counterparts and can be delivered via facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of a Party can be seen (including via a pdf attached to an email).

AMENDMENT; WAIVER; SIGNED WRITINGS:

This Option Agreement can be amended or waived only in a writing signed by the Parties (or, in the case of a waiver, by the Party against which such waiver is to be enforced).  Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes of this paragraph.

NOTICES:

All notices, requests and other communications hereunder, to be valid, must be in writing.  Any notice, request or other communication hereunder will be deemed duly given (a) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (c) one business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to ID&T:

SFXE Netherlands Holdings B.V. c/o

SFX Entertainment, Inc.

430 Park Avenue

6th Floor

New York, NY 10022

Attention:  Howard Tytel

with a copy (which shall not constitute effective notice) to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attention:  Aron Izower

Fax:  (212) 521-5450

If to Amazing:

Amazing Holding BV

Theodoor Colenbrandehof 3

3059 LS Rotterdam

Holland

Attention: Ab Twigt

Fax: +31 10 415 03 30

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: Jonathan Klein, Esq.

Fax:  (212) 884-8502

Any Party may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

INTENDED THIRD PARTY BENEFICIARIES:

The Parties hereby acknowledge that SFX and its affiliates are intended third party beneficiaries of this Option Agreement, with the right to enforce this Option Agreement against the Parties as fully as if SFX and its affiliates were parties to this Option Agreement.

CONSTRUCTION AND INTERPRETATION:

For the purposes of this Option Agreement, except as otherwise expressly provided herein: (a) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” and “herewith” and words of similar import are to be construed to refer to this Option Agreement as a whole and not to any particular provision of this Option Agreement; and (b) the words “include,” “includes,” and “including” when used in this Option Agreement are in all cases deemed to be followed by the words “without limitation.”

The Parties are signing this Option Agreement as of the Effective Date:

AMAZING HOLDING BV

By:	/s/ Jan Lok
	Name:	Jan Lok
	Title:	Owner

SFXE NETHERLANDS HOLDINGS B.V.

By:	/s/ Shelly Finkel
	Name:	Shelly Finkel
	Title:	Vice Chairman